Exhibit 23.3

CONSENT OF PAUL CHILSON

I consent to the inclusion in this Annual Report on Form 10-K of NOVAGOLD Resources Inc., which is being filed with the United States Securities and Exchange Commission, of references to my name and to the use of the scientific and technical information related to the Donlin Gold project (the “Technical Information”).

I also consent to the incorporation by reference in NOVAGOLD Resources Inc.’s registration statements on Form S-8 (Nos. 333-117370; 333-134871; 333-136493; 333-164083; 333-171630, 333-197648 and 333-239776) and Form S-3 (No. 333-286696) of the references to my name and the use of the Technical Information included in the Annual Report on Form 10-K.

Dated this 22nd day of January 2026

/s/ Paul Chilson_____________

Paul Chilson, P.E.